Registration No. 333-

As filed with the Securities and Exchange Commission on February 21, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Marshall Edwards, Inc.

(Exact name of registrant as specified in its charter)

Delaware	51-0407811
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

11975 El Camino Real, Suite 101

San Diego, CA 92103

(Address of Principal Executive Offices)(Zip Code)

Marshall Edwards, Inc. Amended and Restated 2008 Stock Omnibus Equity Compensation Plan

(Full title of the plan)

Daniel P. Gold

President & Chief Executive Officer

Marshall Edwards, Inc.

11975 El Camino Real, Suite 101

San Diego, CA 92130

(858) 792-6300

(Name, address and telephone number of agent for service)

with copies to:

Steven A. Navarro, Esq.

Finnbarr D. Murphy, Esq.

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

(212) 309-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.00000002 per share	1,800,000 shares(1)	$0.915(2)	$1,647,000(2)	$188.75(3)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock issuable pursuant to the Marshall Edwards, Inc. Amended and Restated 2008 Stock Omnibus Equity Compensation Plan as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Calculated pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act (based upon the average of the high and low sales price for the Registrant’s common stock as reported on the Nasdaq Capital Market on February 16, 2012. The foregoing calculation is solely for the purpose of determining the registration fee.
(3)	Based upon the proposed maximum offering price per share, calculated as described in footnote (2) above.

EXPLANATORY NOTE

Marshall Edwards, Inc. (“we” or “the Company”) previously filed a Registration Statement on Form S-8 (File No. 333-156985) (the “Prior Registration Statement”) with respect to the Marshall Edwards, Inc. 2008 Stock omnibus Equity Compensation Plan (the “Plan”). On December 1, 2011, our stockholders approved an amendment and restatement of the Plan to increase the aggregate number of shares of our common stock, par value $0.00000002 per share (the “Common Stock”) that may be subject to awards under the Plan by 1,800,000. This Registration Statement covers such additional 1,800,000 shares of Common Stock. In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference.

The Amended and Restated 2008 Stock Omnibus Equity Compensation Plan filed herewith as Exhibit 4.2 replaces the Exhibit 4.1 previously filed with Registration Statement No. 333-156985.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by us with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 filed with the Commission on September 28, 2011.

(b)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011, filed with the Commission on November 14, 2011.

(c)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2011, filed with the Commission on February 9, 2012.

(d)	Our Current Reports on Form 8-K filed with the Commission on August 29, 2011, September 9, 2011, September 29, 2011, October 26, 2011, December 5, 2011 and December 29, 2011.

(e)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-1 (File No. 333-109129) filed with the Commission on September 25, 2003 and any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The information included under Item 6 of the Prior Registration Statement is hereby supplemented as follows:

We have entered into an indemnification agreement with each of our directors and executive officers. Subject to certain exceptions, the indemnification agreements provide that an indemnitee will be indemnified for all expenses incurred or paid by the indemnitee in connection with a proceeding to which the indemnitee was or is a party, or is threatened to be made a party, by reason of the indemnitee’s status with or service to us or to another entity at our request. In connection with proceedings other than those by or in the right of our company and to which the indemnitee was or is a party, or is threatened to be made a party, by reason of the indemnitee’s status with or service to us or to another entity at our request, the indemnification agreements provide that an indemnitee will also be indemnified for all liabilities incurred or paid by the indemnitee. The indemnification agreements also provide for advancement of expenses incurred by an indemnitee in connection with an indemnifiable claim, subject to reimbursement in certain circumstances.

Item 8. Exhibits.

See the attached Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply to this Registration Statement on Form S-8 if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 21, 2012.

Marshall Edwards, Inc.

By:	/s/ Daniel P. Gold
Name:	Daniel P. Gold
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Daniel P. Gold and Thomas M. Zech, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement, whether pre-effective or post-effective, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons, in the capacities indicated, on February 21, 2012:

Signature	Title

/s/ Daniel P. Gold	President and Chief Executive Officer (Principal Executive Officer)
Daniel P. Gold

/s/ Thomas M. Zech	Chief Financial Officer (Principal Financial and Accounting Officer)
Thomas M. Zech

/s/ Bryan R.G. Williams	Chairman of Board of Directors
Bryan R.G. Williams

/s/ Leah Rush Cann	Director
Leah Rush Cann

/s/ Christine A. White	Director
Christine A. White

/s/ William D. Rueckert	Director
William D. Rueckert

/s/ Charles V. Baltic	Director
Charles V. Baltic

Exhibit Index

Exhibit No.	Description

4.1	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1.1 to Company’s Current Report on Form 8-K filed on March 31, 2010 (File No. 000-50484)).

4.2	Amended and Restated 2008 Stock Omnibus Equity Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 5, 2011 (File No. 000-50484)).

5.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of BDO USA, LLP.

23.2	Consent of BDO AUDIT (NSW - VIC) Pty Ltd.

23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).